Exhibit 23     Consent of Experts and Counsel





                      CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the Prospectus Supplement dated November 21, 1997 (to Prospectus dated May 21, 1996) of Structured Asset Securities Corporation relating to Mortgage Pass-Through Certificates, Series 1997-4 of our report dated February 3, 1997, on our audits of the consolidated financial statements of MBIA Insurance Corporation and Subsidiaries as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996. We also consent to the reference to our firm under the caption "Experts."



                                        /s/ Coopers & Lybrand L.L.P.

                                        Coopers & Lybrand L.L.P.


New York, New York
December 12, 1997